Exhibit 99.1

ACCREDITED HOME LENDERS, INC.

INCENTIVE COMPENSATION PLAN FOR

EXECUTIVE MANAGEMENT

1. The Plan Objectives. This document defines the Compensation Plan (“Plan”) of Accredited Home Lenders, Inc. (“Company”) for Executive Management (“Employee”). This Plan constitutes the complete statement of the Employee’s incentive compensation at the Company. This Plan supercedes all prior plans and incentive compensation statements and applies with regard to the earning of incentive compensation. However, nothing in this Plan limits the Company’s ability to periodically implement special purpose incentive programs and bonuses to accentuate Employee’s performance. The purpose of this Plan is to reward performance and to provide a fully competitive level of compensation. This is not an employment contract, but rather strictly a guide for compensation.

2. Term of Plan: This Plan shall be effective from January 1, 2006 through December 31, 2006, unless otherwise amended or terminated by the Company in accordance with the terms of this Plan.

3. Compensation. Compensation will consist of the following:

3.1 Base Salary. Base Salary is the Employee’s regular monthly salary, which is paid according to the Company’s standard payroll procedures.

3.2 Incentive Compensation. The Incentive Compensation for an eligible Employee (as defined in Section 4 below) may be comprised of both a cash distribution as well as a stock award made pursuant to the Company’s Deferred Compensation Plan. The cash distribution and stock award that an Employee may be eligible to receive is based upon individual performance and achievement of certain performance objectives as well as the Company’s overall financial performance (which is based upon the Company’s net income after tax for the Plan year). The awards that may be granted are generally based upon different levels of the Company’s financial performance and the Employee’s Base Salary earnings in accordance with the guidelines set forth in the table below:

Net Income After Tax		Potential Award (Pct. of base salary)
Dollars (in millions)	Percentage of 2006 Operating Plan	Cash	Stock Award
$105.2	60%	25%	0%
$131.6	75%	67%	0%
$175.4	100%	125%	140%
$192.9	110%	125%	170%
$210.5	120%	125%	200%
$228.0	130%	125%	225%
$245.6	140%	125%	245%
$263.1	150%	125%	260%
$280.6	160%	125%	275%

Thereafter, each additional full 10% increase in the Company’s net income after tax as a percentage of the Company’s 2006 Operating Plan net income after tax generally results in a 10 percentage point increase in the Stock Potential Award. The number of shares included in a stock award would be based upon the closing price for the stock as of the date the stock is awarded. The Potential Award levels specified above represent general award levels but actual awards may exceed or fall short of the guidelines in the sole discretion of the Compensation Committee of the Company’s Board of Directors. Actual award levels, as well as actual Employee Incentive Compensation awards made pursuant to the Plan, are subject to approval by the Compensation Committee. There is no guarantee that any Employee will receive any or all of the award that is available based upon the Company’s financial performance, and the Compensation Committee may exercise discretion within or outside the guidelines.

4. Eligibility: To be eligible for the Incentive Compensation, the Employee must meet the following requirements: (1) Employee must be employed as of September 1, 2006; (2) Employee must be employed in one of the following capacities: Chief Executive Officer, the President, the Executive Vice President or the Director of Operations; and (3) Employee must be employed with the Company at the time payment is made.

5. Timing of Payment, Distribution and Vesting: Incentive Compensation will be awarded when accurate financial data is available for 2006, but in no event later than March 15, 2007. The cash portion of the Incentive Compensation will not be subject to any contingencies and will be currently taxable to the Employee and subject to normal withholdings. Any stock award will be made pursuant to the Company’s Deferred Compensation Plan and will not be distributable until it has vested in accordance with the following schedule:

Vesting Date	Percentage Vested
2nd Anniversary of the Award Date	50%
3rd Anniversary of the Award Date	Additional 25%
4th Anniversary of the Award Date	Additional 25%

Distributions of stock awards shall be made in common stock of Accredited Home Lenders Holding Co., and the fair market value of the stock distributed shall be subject to customary payroll withholdings. Arrangements satisfactory to the Company for payment of the withholdings must be made prior to distribution. Distribution alternatives for stock awards and procedures for selecting among those alternatives, as well as other terms and conditions of the Company’s Deferred Compensation Plan, shall be separately communicated to Employee.

6. Plan Changes or Termination. The Company reserves the right to add, change or delete any element of the Plan, or terminate the Plan in its entirety, with a reasonable written notice to the Employee.

7. At-Will Employment. The Employee understands that employment at the Company is “at will” and for no definite period of time. Either party may terminate employment at any time with or without notice and for any reason or for no reason. The employment at will relationship remains in effect regardless of any statements made in this Plan or any other written or oral communication. The statements and policies set forth in this Plan are not intended to create a contract, nor are they to be construed to constitute contractual obligations of any kind or a contract of employment between the Company and the Employee. Finally, any oral promises or commitments of any kind made by a supervisor or manager are not valid and binding unless contained in this Plan.

8. Future Participation. Nothing in this Plan creates any rights in any employee of future participation in this Plan or any other Plan, or constitutes any guarantee of compensation or employment with the Company. Further, the Company does not have any obligation under this Plan or otherwise to adopt this or any other compensation plan in the future. This Plan will be administered and interpreted by the Company in its sole discretion. Any modification to this Plan may only be made in a writing signed by the Company’s President and/or Chief Executive Officer.

9. Plan Acknowledgement. I acknowledge that I have received a copy of this Plan effective as of January 1, 2006. I also acknowledge that I have read, understand, and agree to abide by the terms and conditions contained therein.

Date: , 2006.
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